Exhibit 107

Calculation of Filing Fee Tables

S-1
(Form Type)

Elevai Labs Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common stock, $0.0001 par value per share	457(g)	—	—		$8,000,000		0.00014760	$1,180.80
Fees to be Paid	Equity	Series A Warrants accompanying the common stock or pre-funded warrants(2)	457(g)	—	—		—	(3)	—	—
Fees to be Paid	Equity	Series B Warrants accompanying the common stock or pre-funded warrants(4)	457(g)	—	—		—	(3)	—	—
Fees to be Paid	Equity	Pre-Funded Warrants(5)	457(g)	—	—		—	(3)	—	—
Fees to be Paid	Equity	Common stock underlying the Pre-Funded Warrants(6)	457(g)	—	—		—	(3)(6)	—	—
Fees to be Paid	Equity	Common stock underlying the Series A Warrants	457(g)	—	—		$9,600,000		$0.00014760	$1,416.96
Fees to be Paid	Equity	Common stock underlying the Series B Warrants	457(g)	—	—		$9,600,000		$0.00014760	$1,416.96
Fees to be Paid	Equity	Common stock underlying the Placement Agent Warrants(7)	457(g)	—	—		$480,000		$0.00014760	$70.85
Fees to be Paid	Equity	Common stock of Selling Stockholders(8)	457(c)	—	$0.2567	(9)	$333,709.74		0.00014760	$49.26
Fees Previously Paid	—	—	—	—	—		—		—	$—

Carry Forward Securities	—	—	—	—	—		—		—	—
Total Offering Amounts							$28,013,709.74			$4,134.83
Total Fees Previously Paid										—
Total Fee Offset										—
Net Fee Due										$4,134.83

(1)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(2)	The Series A Warrants are exercisable at a price per share equal to 120% of the share offering price.
(3)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended (the “Securities Act”).
(4)	The Series B warrants are exercisable at a price per share equal to 120% of the share offering price.
(5)	The Pre-Funded Warrants are exercisable at an exercise price of $0.0001 per share.
(6)	The proposed maximum aggregate offering price of the shares proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the sum of the offering price and the exercise price of any Pre-Funded Warrants offered and sold in the offering, and the proposed maximum aggregate offering price of the Pre-Funded Warrants to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any shares sold in the offering. Accordingly, the proposed maximum aggregate offering price of the shares and Pre-Funded Warrants (including the shares of common stock issuable upon exercise of the Pre-funded Warrants), if any, is $8,000,000.
(7)	The Placement Agent Warrants are exercisable at a price per share equal to 120% of the share offering price.
(8)	Represents 1,299,999 shares previously issued to the selling stockholders, of which will be offered for resale by the selling stockholders. Pursuant to Rule 416(a) under the Securities Act, the registration statement of which this Exhibit 107 is a part also covers any additional number of shares of common stock issuable upon stock splits, stock dividends, dividends or other distribution, recapitalization or similar events with respect to the shares of common stock being registered pursuant to this registration statement.
(9)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the common stock as reported on The Nasdaq Capital Market on August 23, 2024.